EXHIBIT 99.1

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
GoHealth.MD, Inc.
Cherry Hill, New Jersey 08003

We have audited the accompanying consolidated balance sheets of GoHealth.MD, Inc. (formerly Nugget Exploration, Inc.) as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GoHealth.MD, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                        SAMUEL KLEIN AND COMPANY

Newark, New Jersey
April 16, 2003

                                GOHEALTH.MD, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             For the year ended
                                                                December 31,
                                                     --------------------------------
                                                         2002               2001
                                                     --------------    --------------
Sales:
   Advertising revenue                               $            -    $        4,491
                                                     --------------    --------------
      Total Sales                                                 -             4,491

Cost of Sales                                                     -                 -
                                                     --------------    --------------

Gross Profit                                                      -             4,491
                                                     --------------    --------------

Gain on debt settlements                                     48,241           282,000
                                                     --------------    --------------
Other Expenses:
   General and administrative                               286,587           254,763
   Website costs                                             20,300           131,134
   Advertising and promotion                                      -             9,148
   Writedown of value of website                                  -            70,834
   Writeoff of unamortized consulting expense                     -           125,000
   Writeoff of furniture and equipment                            -             4,543
   Writeoff of directors' and
    officers' compensation                                  172,500           140,000
   Consulting fees                                          123,485           132,000
   Interest expense, net                                      7,809             4,508
                                                     --------------    --------------
        Total other expenses                                610,681           871,930
                                                     --------------    --------------
Net Loss                                                   (562,440)         (585,439)

Expense relating to bargain
 purchase price on treasury stock                                 -            27,500
                                                     --------------    --------------
Net Loss on Common Stock                             $     (562,440)   $     (612,939)
                                                     ==============    ==============
Loss per Share:
   Basic loss per share                              $        (0.05)   $        (0.07)
                                                     ==============    ==============
   Diluted loss per share                            $        (0.05)   $        (0.07)
                                                     ==============    ==============
   Basic common shares
    outstanding                                          12,135,090         9,074,732
                                                     ==============    ==============
   Diluted common shares
    outstanding                                          12,135,090         9,074,732
                                                     ==============    ==============

----------
The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                      Common Stock                                  Subscriptions
                                                                     $.01 Par Value                                   and Notes
                                                          ----------------------------------       Additional        Receivable
                                                               Number                               Paid-in          for Common
                                                             of Shares            Amount            Capital            Stock
                                                          ---------------    ---------------    ---------------    ---------------
Balances December 31, 2000                                      7,579,117    $        75,791    $    12,015,607    $       (35,000)

Collection of notes receivable for common stock                                                                             35,000

Issuance of Common Stock for Services                           3,400,000             34,000            204,000

Bargain purchase price paid
 on purchase of treasury stock                                                                           27,500

Due from directors and officers                                                                          11,000            (11,000)

Value of Services of Officers Contributed to Paid-In
 Capital                                                                                                 36,000

Forgiveness of note payable to stockholder
 and amount due to Former President reclassified
 as additional paid in capital                                                                           78,422

Reclassification of notes payable/individuals
 as additional paid in capital                                                                            7,380

Issuance of Common Stock in connection with
 consulting agreements                                            250,000              2,500             42,500

Cancellation of Common Stock                                   (1,000,000)           (10,000)            10,000

Net Loss on Common Stock for the Year Ended
 December 31, 2001
                                                          ---------------    ---------------    ---------------    ---------------
Balances December 31, 2001 (Carried Forward)                   10,229,117    $       102,291    $    12,432,409    $       (11,000)
                                                          ===============    ===============    ===============    ===============

                                                            Accumulated
                                                            Unamortized         Retained           Total
                                                            Consulting          Earnings        Stockholders'
                                                              Expense          (Deficit)      Equity (Deficit)
                                                          ---------------   ---------------   ----------------
Balances December 31, 2000                                $      (227,000)  $   (12,560,893)   $      (731,495)

Collection of notes receivable for common stock                                                         35,000

Issuance of Common Stock for Services                                                                  238,000

Bargain purchase price paid
 on purchase of treasury stock                                                                          27,500

Due from directors and officers                                                                              -

Value of Services of Officers Contributed to Paid-In
 Capital                                                                                                36,000

Forgiveness of note payable to stockholder
 and amount due to Former President reclassified
 as additional paid in capital                                                                          78,422

Reclassification of notes payable/individuals
 as additional paid in capital                                                                           7,380

Issuance of Common Stock in connection with
 consulting agreements                                                                                  45,000

Cancellation of Common Stock                                                                                 -

Net Loss on Common Stock for the Year Ended
 December 31, 2001                                                227,000          (612,939)          (385,939)
                                                          ---------------   ---------------    ---------------
Balances December 31, 2001 (Carried Forward)              $             -   $   (13,173,832)   $      (650,132)
                                                          ===============   ===============    ===============

----------
The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                      Common Stock                                  Subscriptions
                                                                     $.01 Par Value                                   and Notes
                                                          ----------------------------------       Additional        Receivable
                                                               Number                               Paid-in          for Common
                                                             of Shares            Amount            Capital            Stock
                                                          ---------------    ---------------    ---------------    ---------------
Balances December 31, 2001 (Brought Forward)                   10,229,117    $       102,291    $    12,432,409    $       (11,000)

Issuance of Common Stock in connection with
 consulting agreements                                            525,000              5,250            128,500            (15,000)

Collection of receivables for common stock                                                                                  26,000

Issuance of Common Stock for Services                           2,700,000             27,000            378,000

Forgiveness of note payable to officer reclassified
 as additional paid in capital                                                                            1,500

Issuance of common stock to related party in exchange
 for foregiveness of debt                                         250,000              2,500             33,500

Reclassification of trade payables and accrued interest
 of consolidated entity to additional paid in capital                                                    31,710

Forgiveness of note payable to stockholder
 in exchange for common stock                                      75,000                750             49,250

Forgiveness of accrued interest on note payable
 to stockholder                                                                                           7,685

Net Loss on Common Stock for the Year Ended
 December 31, 2002
                                                          ---------------    ---------------    ---------------    ---------------
Balances December 31, 2002                                     13,779,117    $       137,791    $    13,062,554    $             -
                                                          ===============    ===============    ===============    ===============

                                                            Accumulated
                                                            Unamortized         Retained           Total
                                                            Consulting          Earnings        Stockholders'
                                                              Expense          (Deficit)      Equity (Deficit)
                                                          ---------------   --------------     ---------------

Balances December 31, 2001 (Brought Forward)              $             -   $  (13,173,832)   $       (650,132)

Issuance of Common Stock in connection with
 consulting agreements                                                  -                              118,750

Collection of receivables for common stock                                                              26,000

Issuance of Common Stock for Services                                                                  405,000

Forgiveness of note payable to officer reclassified
 as additional paid in capital                                                                           1,500

Issuance of common stock to related party in exchange                                                        -
 for foregiveness of debt                                                                               36,000

Reclassification of trade payables and accrued interest                                                      -
 of consolidated entity to additional paid in capital                                                   31,710

Forgiveness of note payable to stockholder
 in exchange for common stock                                                                           50,000

Forgiveness of accrued interest on note payable
 to stockholder                                                                                          7,685

Net Loss on Common Stock for the Year Ended
 December 31, 2002                                                                (562,440)           (562,440)
                                                          ---------------   --------------     ---------------
Balances December 31, 2002                                $             -   $  (13,736,272)   $       (535,927)
                                                          ===============   ==============     ===============

----------
The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           For the year ended
                                                                              December 31,
                                                                    --------------------------------
                                                                         2002              2001
                                                                    --------------    --------------
Cash Flows from Operating Activities:
   Net loss on common stock                                         $     (562,440)   $     (612,939)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
      Amortization                                                          20,300           193,133
      Depreciation                                                               -             3,582
      Provision for bad debts                                                    -             4,330
      Gain on debt settlements                                             (29,100)         (282,000)
      Value of services of officers contributed
       to paid-in capital                                                        -            36,000
      Writedown of value of website                                              -            70,834
      Writeoff of furniture and equipment                                        -             4,542
      Issuance of stock and stock options for
       services                                                             59,161            47,333
      Issuance of stock for compensation of
       officers and directors                                              172,500            70,000
      Provision for obsolescence domain names                                    -            41,568
      Bargain purchase price paid on treasury stock                              -            27,500
      Writeoff of note receivable-stockholder                                    -            10,000
      Writeoff of unamortized consulting expense                            91,042           125,000
      Writeoff of prepaid bookkeeping fees                                  45,000            25,667
      Writeoff of prepaid director/officer compensation                    172,500           140,000

   Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                                 -                70
      Decrease in prepaid expenses                                               -               941
      Decrease in deposits                                                       -               500
      Decrease in accrued interest receivable                                    -               326
      (Decrease) increase in accounts payable                              (20,235)           21,631
      (Decrease) Increase in accrued expenses                              (19,205)           17,782
      Increase in accrued interest payable                                   7,854             4,183
                                                                    --------------    --------------
        Net cash used in operating activities                              (62,623)          (50,017)
                                                                    --------------    --------------

Cash Flows from Investing Activities:
                                                                    --------------    --------------
        Net cash used in investing activities                                    -                 -
                                                                    --------------    --------------

Cash Flows from Financing Activities:
      Proceeds from officer loans                                           30,994                 -
      Proceeds from notes payable issuances                                      -            18,000
      Proceeds from collection of note receivable                                -            25,000
      Proceeds from collection of receivables for common stock              26,000                 -
      Proceeds of loan from related party                                    1,200            27,986
      Payments on officer loans                                             (5,759)                -
      Payments on loan from related party                                        -           (10,000)
                                                                    --------------    --------------
        Net cash provided by financing activities                           52,435            60,986
                                                                    --------------    --------------

Net Increase (Decrease) in Cash                                            (10,188)           10,969

Cash, Beginning of Period                                                   11,568               599
                                                                    --------------    --------------

Cash, End of Period                                                 $        1,380    $       11,568
                                                                    ==============    ==============

                                GOHEALTH.MD, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                                           For the year ended
                                                                              December 31,
                                                                    -------------------------------
                                                                         2002             2001
                                                                    --------------   --------------
Supplemental Disclosures of Cash Flow
 Information:
     Cash paid during the period for:
        Interest                                                    $            -   $            -
                                                                    ==============   ==============
        Taxes                                                       $            -   $            -
                                                                    ==============   ==============
Supplemental Disclosures of Non-Cash
  Investing and Financing Activities:
     Value of consulting services exchanged for
      common stock and warrants to purchase
      common stock                                                  $            -   $       73,000
                                                                    ==============   ==============
      Forgiveness of note payable to stockholder
       and amount due to former President
       reflected in additional paid in capital                      $            -   $       78,422
                                                                    ==============   ==============
     Reclassification of notes payable to individuals
      as additional paid in capital                                 $            -   $        7,380
                                                                    ==============   ==============
      Stock purchased from treasury in exchange
       for amounts due from directors and officers                  $            -   $       11,000
                                                                    ==============   ==============
      Exchange of accounts payable for notes upon
       settlements of litigation                                    $       99,100   $       18,000
                                                                    ==============   ==============
      Forgiveness of note payable to stockholder
       reclassifed as additional paid in capital                    $       50,000   $            -
                                                                    ==============   ==============
      Forgiveness of note payable to officer reclassified
       as additional paid in capital                                $        1,500   $            -
                                                                    ==============   ==============
      Reclassification of accrued interest payable on
       notes forgiven to additional paid in capital                 $       18,334   $            -
                                                                    ==============   ==============
      Extinguishment of amount due to related party
       in exchange for common stock                                 $       17,986   $            -
                                                                    ==============   ==============
      Reclassification of accounts payable of consolidated
       entity to additional paid in capital                         $       22,622   $            -
                                                                    ==============   ==============

----------
The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                        December 31,
                                                                              --------------------------------
                                                                                   2002              2001
                                                                              --------------    --------------
Current Assets:
   Cash                                                                       $        1,380    $       11,568
   Domain names - available for sale, net of allowance
    for obsolescence of $41,568 at December 31, 2002 and 2001                              -                 -
                                                                              --------------    --------------
     Total Current Assets                                                              1,380            11,568

   Furniture and equipment, net of accumulated
    depreciation and writeoff of $13,112 at December 31, 2002 and 2001                     -                 -
   Website costs, net of accumulated amortization of $260,066 at
    December 31, 2002 and $239,766 at December 31, 2001
    and writedowns of $220,834 at December 31, 2002 and 2001                               -            20,300
                                                                              --------------    --------------
          TOTAL ASSETS                                                        $        1,380    $       31,868
                                                                              ==============    ==============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Notes payable                                                              $      113,000    $       94,500
   Accounts payable                                                                  331,892           473,849
   Accrued expenses                                                                   57,986            77,191
   Accrued interest payable                                                            7,994            18,474
   Due to related party                                                                1,200            17,986
   Due to officers and directors                                                      25,235                 -
                                                                              --------------    --------------
     Total Liabilities                                                               537,307           682,000
                                                                              --------------    --------------
Stockholders' Equity (Deficit):
   Common stock ($.01 par value, 25,000,000 shares
    authorized;13,779,117 shares issued and outstanding
    at December 31, 2002; 10,229,117 shares at
    December 31, 2001                                                                137,791           102,291
   Additional paid-in capital                                                     13,062,554        12,432,409
   Due from directors and officers for purchase of common stock                            -           (11,000)
   Retained earnings (deficit)                                                   (13,736,272)      (13,173,832)
                                                                              --------------    --------------
     Total Stockholders' Equity (Deficit)                                           (535,927)         (650,132)
                                                                              --------------    --------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                $        1,380    $       31,868
                                                                              ==============    ==============

----------
The accompanying notes are an integral part of these financial statements.

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

GoHealth.MD, Inc. ("GoHealth" or "Company"), was incorporated under the laws of the State of Delaware on February 23, 1999. The Company was formerly engaged in the Internet advertising industry, but never achieved operations. The Company is now attempting to identify and negotiate with a business target for the merger of that entity with and into the Company. In certain instances, a target company may wish to become a subsidiary of the Company or may wish to contribute assets to the Company rather than merge. No assurances can be given that the Company will be successful in identifying or negotiating with any target company. The Company could provide a means for a foreign or domestic private company to become a reporting (public) company whose securities would be qualified for trading in the United States secondary market.

On November 10, 1999, GoHealth and Nugget Exploration, Inc. (a publicly traded Nevada corporation) completed a planned Stock Exchange Agreement and Plan of Merger. Under the terms of the agreement, GoHealth became a wholly owned subsidiary of Nugget Exploration Inc. and the wholly owned subsidiary of Nugget merged with and into GoHealth. The stockholders of GoHealth received one share of common stock of Nugget for each share of GoHealth common stock held, resulting in the then current stockholders of GoHealth owning approximately 81% of Nugget common stock.

The merger was accounted for as a purchase. However, since the stockholders of GoHealth own approximately 81% of Nugget outstanding shares, and therefore have control, they were deemed to be the acquirer and no step up in basis was reflected and no goodwill was recorded by the Company. This accounting treatment is in accordance with the Securities and Exchange Commission staff's view that the acquisition by a public shell of assets of a business from a private company for a significant number of shares should be accounted for at historical costs and accounted for as a reverse merger. Concurrent with this transaction, Nugget Exploration changed its name to GoHealth.MD Inc.

Principles of Consolidation

The accompanying financial statements as of December 31, 2002 and 2001 and for the periods then ended consolidate the accounts of the parent company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements include the results of operations of Nugget since November 10, 1999.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002
                                   (Continued)

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Management's Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS
144), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 144 requires that if events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying value to determine if a writedown to market value would be required. Long-lived assets or asset groups that meet the criteria in SFAS 144 as being held for disposal by sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Advertising and Promotional Costs

Advertising expenditures of the Company's programs and services are expensed in the period the advertising costs are incurred. Advertising and promotional costs for the year ended December 31, 2002 was $-0-, and $9,148 for the year ended December 31, 2001.

Comprehensive Income

The Company reports components of comprehensive income under the requirements of Statement of Financial Accounting Standards No. 130, (SFAS 130), "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders' equity.

Start-Up Activities

Start-Up Activities are accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5 (SOP 98-5), "Reporting the Costs of Start-Up Activities." SOP 98-5 requires start-up costs, as defined, to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998. The Company currently expenses all start-up costs as incurred and the application of SOP 98-5 had no material impact on the Company's financial statements.

Reclassifications

Certain reclassifications have been made to the prior period balances to conform to the current period's presentation.

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002
                                   (Continued)

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, (APB 25) "Accounting for Stock Issued to Employees" in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for options granted to persons other than employees, the provisions of Financial Accounting Standards Board Statement No. 123, (SFAS 123) "Accounting for Stock Based Compensation" are applied in accordance with SFAS 123 at the fair value of these options. In December, 2002, SFAS 148 was issued. SFAS 148 amends SFAS 123 to require a more prominent and tabular disclosure of the pro-forma results required by SFAS 123. Both SFAS 123 and SFAS 148 had no impact on the financial statements presented.

Earnings (Loss) Per Share

The Company calculates earnings per share in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Accordingly, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the Preferred Stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109, (SFAS
109) "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recent Accounting Pronouncements

In June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS 143 to have a significant impact on the Company's future financial position or results of operations.

In April 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 updates, clarifies and simplifies certain accounting pronouncements. SFAS 145 is effective in large part for transactions occurring after May 15, 2002. SFAS 145 had no impact on the Company's financial position or results of operations in the year ended December 31, 2002, and it does not expect the adoption of this standard to have an impact on its future financial position or results of operations.

In June 2002 the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a significant impact on its future financial position or results of operations.

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002
                                   (Continued)

2.   PLAN OF OPERATIONS AND MANAGEMENT'S PLANS TO CONTINUE AS A GOING CONCERN

Since its inception on February 23, 1999, and through December 31, 2002, the Company has sustained losses totaling $13,736,272. It has a working capital deficit at December 31, 2002 of $535,927. Revenues generated from advertising and domain name sales have totaled only $49,462 from its inception through December 31, 2002. Sales of advertising on its websites and sales of its domain names had been the foundation of the Company's plan to generate revenue and reach profitability from its operations. Through the date of these financial statements it has been unsuccessful in achieving its goals.

For the period from inception (February 23, 1999) through December 31, 2002, the Company has not generated any significant business. Through the date of these financial statements viable commercial operations have not been achieved and the Company has been unsuccessful in raising all the capital that it requires. Revenues have been minimal and the Company continues to require substantial outside financing.

Management feels that it has been faced with a deteriorating economy and adverse business conditions in the Internet industry as well as other industries it may try to enter. The Company currently is attempting to negotiate reductions in amounts owed its suppliers and to seek additional debt and equity financing, including mergers with other companies. It also is seeking to serve as a vehicle for an operating private company to enter into a reverse merger with the Company and thereby enable such private entity to emerge as a public entity.

In order for the Company to remain a reporting entity it will need to continue to receive funds from the exercise of outstanding warrants and options, through other equity or debt financing or through successfully negotiating a merger with an operating company. There can be no assurance that the Company will continue to receive any proceeds from the exercise of warrants or options, that the Company will be able to obtain the necessary funds to finance its operations, or that a merger candidate can be identified and an agreement negotiated, all of which raises substantial doubt about its ability to continue as a going concern.

3.   DUE FROM OFFICERS AND DIRECTORS

Due from officers and directors arises from the purchase from treasury of 550,000 shares of common stock at $.02 per share. This is a noninterest bearing amount that is due on demand. In early April 2002 these officers and directors satisfied this obligation and lent the Company an additional $25,235.

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002
                                   (Continued)

4.   NOTES PAYABLE

The following is a summary of the Company's notes payable at December 31, 2002 and 2001:

                                                                                   December 31,
                                                                             -----------------------
                                                                                2002         2001
                                                                             ----------   ----------
   Payable to William Hanna (a stockholder, officer and director)
    on demand, with interest accrued at 5% per annum, unsecured              $        -   $    1,500

   Payable to Facts and Comparisons on September 1, 2002,
    with interest accrued at 6% per annum, unsecured, in
    settlement of a trade payable                                                18,000       18,000

   Payable to Luckysurf.com due September 12, 2002
    with interest accrued at 6% per annum,
    unsecured, in settlement of a trade payable                                  30,000            -

   Payable to Michael Marks (a stockholder) due August 31, 2000
    with interest accrued at 5% per annum, unsecured                             25,000       25,000

   Payable to Kevin O'Donnell (a stockholder) due December 29,
    2000 with interest accrued at 10% per annum, unsecured                            -       50,000

   Payable to Steven Goldberg due July 10, 2002, unsecured
    with interest of 7% accrued if unpaid at due date                            40,000            -
                                                                             ----------   ----------
                                                                             $  113,000   $   94,500
                                                                             ==========   ==========

The notes due on August 31, 2000 and July 10, September 1, and September 12, 2002 are still outstanding, and management has indicated that no demand for payment for any of these notes has been received by the Company. On December 10, 2001 a note for $75,000 with a remaining balance of $56,800 due to Sandra Vernon, a greater than 5% stockholder, was forgiven by the note holder and the outstanding balance of the note at that date was recorded as additional paid in capital. The note due on December 29, 2000 was forgiven by the note holder on June 27, 2002 in exchange for 75,000 shares of the Company's common stock, and the outstanding balance of the note at that date, as well as accrued interest through that date of $7,685 was recorded as additional paid in capital. In exchange for 250,000 shares of the Company's common stock the note payable of $1,500 due on demand to William Hanna, a stockholder, officer and director was forgiven by him on June 27, 2002 as well as accrued interest thereon of $1,561 and the amount reflected as due to related party of $17,986, (see Due to Related Party). Pursuant to the terms of this transaction $16,453 was recorded as compensation and $35,000 was recorded as additional paid in capital.

5.   DUE TO RELATED PARTY

On March 29, 2001 William Hanna, CEO and director advanced $27,986 to the Company to meet operating expenses. This was a noninterest bearing advance that was due on demand. On June 27, 2002 the $17,986 remaining balance of this advance was forgiven along with a note payable to him and reclassified as additional paid in capital. (See Notes Payable).

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002
                                   (Continued)

6.   DUE TO FORMER PRESIDENT

As of December 31, 2000 the Company was indebted to its former president and founder in the amount of $21,622. This was a non-interest bearing loan payable on demand. This debt was forgiven by the former President in the fourth quarter of 2001 and reflected as additional paid in capital at December 31, 2001.

7.   PROVISION FOR INCOME TAXES

For the years ended December 31, 2002 and 2001 the Company had net losses on common stock of $562,440, and $612,939 respectively. No tax expense or benefit has been recorded in the financial statements due to the uncertainty of future operations.

8.   COMMON STOCK

The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share. 7,579,117 shares were issued and outstanding at December 31, 2000.

The Company recorded $36,000 as additional paid-in capital arising from the estimated value of services contributed by its founder and former President in the first quarter of 2001 through the date of his resignation on March 19, 2001.

On June 8, 2001 the Company issued 1,000,000 shares of common stock to each of the following Chief Executive Officer and director, (William Hanna), President and director, (David Reichman) and Vice President and director, (Gary Crooks) for compensation for the period April 1, 2001 through December 31, 2001. The Company recognized director and officers compensation expense of $70,000 and recorded a writeoff of unamortized consulting expense at that date of $140,000 due to the uncertainty of future operations The price of the Company's common stock on the date of this transaction was $.07 per share.

On June 8, 2001 the Company issued 400,000 shares of common stock to a consultant for accounting and bookkeeping services for one year beginning that date. The company recorded an expense of $2,333 and a writeoff of prepaid accounting fees of $25,667 at that date due to the uncertainty of future operations.

On June 8, 2001 the Company issued 125,000 shares to each of two consultants in satisfaction of amounts due them for services rendered totaling $45,000. This amount had been previously reflected in accrued expenses.

On March 31, 2001 the Company wrote off unamortized consulting expense of $125,0000 due to the uncertainty of future operations.

On February 15, 2001 the principal stockholder of the Company agreed to sell 550,000 shares of her personal holdings of the Company's common stock, and on June 8, 2001 sold these shares to individuals comprising the Company's Board of Directors. The proceeds of this sale net of any personal income tax liability arising from the sale was to be paid to the Company as a capital contribution. Pursuant to this agreement, these 550,000 shares were transferred to these individuals at a price of $.02 per share or $11,000, in exchange for a receivable from them. The closing market price of the Company's common stock on this date was $.07, thus creating a benefit to the purchasers of $.05 per share, which was reflected as an expense of $27,500 in the second quarter of the year. The receivable of $11,000 is reflected in stockholders' equity (deficit) on the consolidated balance sheet at December 31, 2001.

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002
                                   (Continued)

8.   COMMON STOCK (continued)

On April 15, 2002 the Company issued 500,000 shares to a consultant pursuant to an agreement for a term of one year. Based on the market price of the common stock at that date, the Company recorded consulting fees of $23,958 and a writeoff of unamortized consulting expense of $91,042 due to the uncertainty of future operations. Pursuant to this agreement the Company also recorded a note receivable from the consultant of $15,000 in partial payment for the stock issued, which was collected by the end of the second quarter. On June 27, 2002 the Company issued 250,000 shares of common stock to William Hanna, CEO in exchange for forgiveness of the remaining balance of note due him on demand of $1,500 and accrued interest thereon, and the amount reflected as due to related party of $17,986. See Notes Payable and Due to Related Party above.

On June 27, 2002 the Company issued 75,000 shares to a stockholder in exchange for forgiveness of a note payable to him of $50,000 and accrued interest thereon. See Notes Payable.

On June 27, 2002 the Company issued 1,000,000 shares to William Hanna, CEO and 650,000 shares to David Reichman, President, and Gary Crooks, VP Director. as compensation for services for 2002. The Company recognized director and officer compensation expense of $172,500 and a writeoff of prepaid director and officer compensation of $172,500 due to the uncertainty of future operations. The price of the stock at the date of this transaction was $.15 per share.

On June 27, 2002 the Company issued 400,000 shares to a consultant for accounting and bookkeeping services for the period April 1, 2002 through March 31, 2003. The Company recognized an expense of $15,000 and a writeoff of prepaid bookkeeping fees of $45,000 at that date due to the uncertainty of future operations.

On June 27, 2002 the Company issued 25,000 shares to a consultant for services rendered and recorded consulting expense of $3,750 based on the market price of the common stock at that date.

9.   COMMITMENTS AND CONTINGENCIES

Litigation

The Company was a defendant in a lawsuit from a supplier alleging nonpayment of amounts owed for services rendered. The amount asserted was $300,000. The Company reflected this amount in accounts payable at December 31, 2000. Management settled this lawsuit on November 30, 2001 and issued a note payable for $18,000 due September 1, 2002 with interest at 6% per annum in full settlement of this claim. This $282,000 settlement is reflected as Gain on debt settlements on the Statement of Operations As reflected in Notes Payable, the amount due on this note remains unpaid, and management has indicated that it has received no demand for payment from this noteholder

The Company was a defendant in a lawsuit from another supplier also alleging nonpayment of amounts owed for services rendered. The amount asserted was $50,100. Management vigorously defended itself in this action alleging that no contract existed and that services were not rendered for the asserted amount. However, the Company included this amount in accounts payable at December 31, 2001. This lawsuit was settled on May 1, 2002 by issuing a non interest bearing note payable for $25,000 due on September 12, 2002. The Company recorded gain on debt settlement of $34,100 arising from this agreement in the second quarter of 2002. The Company defaulted on this note, has not paid it to date and received a notice of motion dated October 22, 2002, seeking entry of a judgment for $30,000 plus interest effective December 6, 2002. The Company adjusted the gain it recorded in the prior quarter during the three months ended September 30, 2002, and has recorded interest expense at 6% per annum from May 1, 2002, the date of settlement, through the end of 2002.

The Company is a defendant in a lawsuit from another supplier that is also alleging nonpayment of amounts owed for services rendered. The amount asserted was $54,712, and a judgment was entered in this matter for $55,512. Management plans to vigorously defend itself against this claim and alleges that no contract with this supplier existed. The Company has included this amount in accounts payable at December 31, 2002.

                                GOHEALTH.MD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002
                                   (Continued)

9.   COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)

The Company is a defendant in a lawsuit from another supplier that is also alleging nonpayment of amounts owed for services rendered. The amount asserted is $4,298. Management has included this amount in accounts payable and is disputing the amount claimed.

The Company is a defendant in a lawsuit from a fourth supplier also alleging nonpayment of amounts owed for services rendered. The amount asserted is $9,675. Management has included this amount in accounts payable and is disputing the amount claimed.

The company is a defendant in another lawsuit from a former consultant alleging nonpayment of amounts owed for services rendered. The amount asserted is $40,000. Management believes the suit is without merit and has counterclaimed for damages and equitable relief against the plaintiff. Management has executed a note payable to this plaintiff for the amount claimed which was due on July 10, 2002 and remains unpaid. Pursuant to the terms of this note, the Company has recorded interest payable at 7% for the period July 10, 2002 through December 31, 2002.

10.  OTHER MATTER

On June 11, 2001,the Company received written notification from a stockholder who wishes to recoup his $10,400 investment in a private placement of common stock of the Company that he made in May 1999, and another investment of $2,500 in a private offering of Series A warrants in December 1999. The stockholder alleges that these investments were not suitable for him. Management has reviewed this notification, and believes that the claim is without merit.

11.  SUBSEQUENT EVENTS

During the period subsequent to December 31, 2002 a director and principal stockholder advanced the Company $21,884 to enable the Company to pay certain liabilities which were required in order to obtain the services needed to meet it's reporting requirements as a public entity.